EXHIBIT 99.1

FOG CUTTER CAPITAL GROUP INC.

PRO FORMA CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except share data)

	September 30, 2007
	(unaudited)
	As Reported	Pro forma Adjustments	Pro forma
Assets
Current Assets:
Cash and cash equivalents	$712	$4,025	$4,737
Accounts receivable	1,743	(77)	1,666
Notes receivable, current portion	556		556
Loans to senior executives	1,129		1,129
Inventories	3,435		3,435
Investments in real estate, held for sale, net	8,830		8,830
Other current assets	401		401
Total current assets	16,806	3,948	20,754

Investments in real estate, net	11,270	(11,270)	—
Notes receivable	50		50
Property, plant and equipment, net	10,475		10,475
Intangible assets, net	5,055		5,055
Goodwill	10,526		10,526
Other assets held for sale	—		—
Other assets	1,951	(27)	1,924
Total assets	$56,133	$(7,349)	$48,784

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$13,068	$1,950	$15,018
Sales deposits	1,821		1,821
Borrowings and notes payable, current portion	11,886	(3,287)	8,599
Obligations under capital leases, current portion	584	(441)	143
Total current liabilities	27,359	(1,778)	25,581

Borrowings and notes payable	6,511		6,511
Obligations under capital leases	11,594	(9,670)	1,924
Deferred income	5,111		5,111
Total liabilities	50,575	(11,448)	39,127

Commitments and contingencies:

Minority interests in consolidated subsidiaries	893		893

Stockholders’ Equity:
Preferred stock, $.0001 par value; 25,000,000 shares authorized; no shares issued and outstanding	—		—
Common stock, $.0001 par value; 200,000,000 shares authorized; 11,757,073 shares issued as of September 30, 2007 and December 31, 2006; 7,957,428 shares outstanding as of September 30, 2007 and December 31, 2006	170,397		170,397
Accumulated deficit	(153,723)	4,099	(149,624)
Treasury stock, 3,799,645 common shares as of September 30, 2007 and December 31, 2006, at cost	(12,009)		(12,009)
Total stockholders’ equity	4,665	4,099	8,764
Total liabilities and stockholders’ equity	$56,133	$(7,349)	$48,784